CONTRACT

Customer:  Iron Eagle Group, Inc.
Date:  February 25, 2011
Term of Contract:  One Year
Contract Begins:  March 1, 2011

The undersigned, acting on behalf of Iron Eagle Group, Inc. ("the customer"), hereby contracts with RJ Falkner & Company, Inc., for a period of at least one year, for the provision of consulting services to include the following:

(1) The preparation of, at least two 6-12 page "Research Profile" REPORTS DURING THE FIRST TWELVE MONTHS OF THE CONTRACT AND FOLLOW-UP "Research Profile" reports at approximate six-month intervals in the second and third years of this contract; Timing of the two reports in year #1 will be determined by Customer;

(2) Distribution of such reports to over 9,500 investment professionals, including brokers, money managers, mutual funds, analysts, investment newsletter editors and individual investors, along with the explosure of such reports to "online" investors on the Internet via the RJ Falkner & Company, Inc. website (www.
rjfalkner.com);

(3) The identification of potential institution shareholders utilizing sophisticated targeting software and the introduction of such institutional investors to Iron Eagle Group, Inc. via Research Profile reports and direct communication with appropriate analysts and portfolio managers;

(4) Pro-active follow-up with investment professionals and investors, on a continuing basis, by R. Jerry Falkner, CFA, and other members of the research staff of RJ Falkner & Company, Inc., in order to broaden the exposure of, and raise the level of interest in, the Customer's stock within the investment community;

(5) Response to inquiries from brokers, money managers and individual investors, in order to reduce the amount of time that management must spend in this area. This will allow management to focus upon operations and the pursuit of strategic objectives beneficial to the enhancement of shareholder values;

(6) Assistance in the editing of news releases, in order to optimize their effectiveness in conveying the messages desired by management;

(7) The handling of all logistics involving the issuance and distribution of news releases via Market Wire, with which we have negotiated a 30% price discount for RJF & Company, Inc. clients;

(8) The arrangement and handling of all logistics involving Iron Eagle Group, Inc. quarterly investor conference calls with the investment community; and

(9) Assistance in the drafting of CEO's Letter to Shareholders for Iron Eagle Group, Inc. annual report.

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Iron Eagle Group, Inc. shall initially pay RJ Falkner & Company, Inc. a monthly retainer fee of $5,000, payable in restricted shares of IEAG common stock and payable each month in advance, with the monthly number of shares issued to be determined by dividing $5,000 by the average closing price of IEAG common stock during the 20 market trading days prior to the date of each monthly invoice. Share certificates shall be registered in the name of "R. Jerry Falkner", as an individual, and will be delivered to Mr. Falkner within the 30 days after the receipt of each invoice. The Company will also reimburse RJ Falkner & Company, Inc. for costs directly incurred on behalf of IEAG (including publishing, printing and mailing costs associated with the preparation and distribution of Research Profile reports). Such costs are not expected to exceed $500 per month, except in those months when RJ Falkner & Company, Inc. publishes and distributes Research Profile reports (when printing and distribution costs will be higher).

In addition, Iron Eagle Group, Inc. will issue to R. Jerry Falkner a three-year option to purchase 85,000 shares of IEAG common stock, at an exercise price that is equivalent to the "last trade" price of IEAG common stock on the date prior to the "start" date of the contract between RJ Falkner & Company and Iron Eagle Group, Inc. The option will vest immediately and shall be issued and delivered to Mr. Falkner no later than March 31, 2011.

Upon completion of any financing that raises $10,000 or more in equity capital for Iron Eagle Group, Inc., or effective July 31, 2011, whichever occurs first, the compensation arrangement between Iron Eagle Group, Inc. and RJ Falkner & Company, Inc., will be change as follows, be reduced to $3,500, payable in cash. The Company will also reimburse RJ Falkner & Company, Inc. for costs directly incurred on behalf o IEAG (including publishing, printing and mailing costs associated with the preparation and distribution of Research Profile reports). Such costs are not expected to exceed $500 per month, except in those months when RJ Falkner & Company, Inc. publishes and distributes Research Profile reports (when printing and distribution costs will be higher).

Customer agrees to register with the SEC any and all shares underlying any options issued to Mr. Falkner whenever any other shares are registered with the SEC. If the shares are not registered within 24 months of option issuance, the Company will make available to Mr.
Falkner a "cashless exercise" of the option.

This contract may be canceled by the Customer upon written notice to be received by RJ Falkner & Company within a ten-day period ending September 1, 2011. If Customer chooses to terminate the services of RJ Falkner & Company, Inc. prior to September 1, 2011, Customer hereby agrees to pay RJ Falkner & Company, Inc. all fees through September 1, 2011, plus any unreimbursed expenses incurred on behalf of Customer prior to the notice of termination. If Customer does not provide written notice of termination to RJ Falkner & Company prior to September 1, 2011, this contract for services will continue in effect, with the cash retainer to remain $3,500 per month. After September 1, 2011, either party to this contract may terminate the contract upon 60 days' written notice.

If Customer chooses to terminate the services of RJ Falkner & Company, Inc. at any time, Mr. Falkner's rights regarding his three-year stock option will not be reduced, diminished or eliminated in any manner as a result of such termination of services.

This contract shall be governed in accordance with the laws of the State of Texas. This contract cannot be assigned without the agreement of both parties.

Signed:

/s/Jason Shapiro
--------------------------
Jason Shapiro, CFA
Chief Financial Officer
Iron Eagle Group, Inc.

/s/R. Jerry Falkner
-------------------------
R. Jerry Falkner, CFA
President
RJ Falkner & Company, Inc.

Note: Please retain one original copy of this contract for your records, and return one original copy to RJ Falkner & Company, Inc.